Exhibit 99.1

Model N to acquire Channel Data Management Leader Channelinsight

Acquisition completes Channel Management Application Suite enabling manufactures to manage end-to-end Global Channel Revenue

REDWOOD CITY, Calif. – October 19, 2015 – Model N, Inc. (NYSE: MODN), announced today it has signed a definitive agreement to acquire Channelinsight, a leading provider of Channel Data Management (CDM) solutions.  The combination of Model N Channel Management and Channelinsight CDM provides companies with a leading enterprise-grade, end-to-end solution to manage their Global Channel Revenue.

Manufacturers in industries such as High Tech and Semiconductors have leveraged global multi-tiered channels as a strategic driver to grow their revenues.  A key success factor to enable global collaboration is an end-to-end Channel Management solution that enables manufactures to connect, interact, and engage with their channel partners. The Channel Management solution needs to provide transparency across the entire value chain from the manufacturer, through multi-tier distribution and all the way to the end customer.

Model N is a leader in Channel Management solutions for the High Tech and Semiconductor industries enabling the channels with Quoting, Pricing, Ship & Debit, Credit Claims, Price Protection, Inventory Management and Rebates Management solutions.  The Model N Channel Management suite is being used by over 1000 channels partners in over 100 counties.

Channelinsight is a leader in Channel Data Management solutions for High Tech, Semiconductors, and Med Tech industries enabling Point of Sale (POS) data collection, data cleansing and enrichment, market segmentation, and POS data validation against a directory of over 27 million verified entities.

The combined solution provides real-time visibility into channel sales, eliminates inefficiencies and inaccuracies and unifies the channel data information flow, to enable unparalleled channel transparency and visibility, and provides a single source of truth for channel revenue.

“We are excited to welcome Channelinsight customers and employees to the Model N family,” said Zack Rinat, Founder, Chairman and CEO of Model N, “The combination of our people and products will enable manufacturers to achieve a new level of collaboration with their global channels, positioning Channel Management as a strategic weapon driving revenue growth, eliminating inefficiencies, and creating win-win partnerships.”

The Power of Channel Data Management

High Tech, Semiconductor and MedTech companies struggle to gain full visibility into channel data, causing significant overpayments on internal and external incentives. Channelinsight’s cloud-based channel data management (CDM) solution provides manufacturers with visibility into every distributor, reseller, ODM, OEM and end-customer in every transaction, with real-time channel information. Integrated with Model N’s Revenue Management Cloud, these applications, will give customers the ability to anticipate changing channel business needs and global requirements, increasing sales, accelerating deliveries and ensuring accurate revenue recognition.

“We are very excited about this new phase for Channelinsight,” said Bob Smith, President & CEO of Channelinsight, “The acquisition by Model N creates the strongest company in this market, with a significantly differentiated footprint, which will deliver measurable value to our existing and new customers. The combination of Channelinsight’s patented technologies for data cleansing and partner onboarding infrastructure along with Model N’s suite of Revenue Management Cloud applications, including their Channel Management solution, delivers a completely unique offering in the market.”

Model N will retain the Channelinsight employee base with the office in Denver and anticipates the acquisition will close in Q4 2015.

About Model N

Model N is a leader in Revenue Management Cloud solutions for life science, technology and manufacturing companies. Driving mission critical business processes such as configure, price and quote (CPQ), rebates and regulatory compliance, Model N Cloud solutions transform the revenue lifecycle from a series of disjointed operations into a strategic end-to-end process. With deep industry expertise, Model N supports the unique business needs of the worlds leading brands in life science, technology and manufacturing across more than 100 countries.

Model N is a trusted partner to some of the world’s largest brands, including Johnson & Johnson, AstraZeneca, Boston Scientific, Novartis, Ortho Clinical Diagnostics, Atmel, Fairchild and Marvell. Model N trades on the New York Stock Exchange under the symbol MODN.

Model N® is the registered trademark of Model N, Inc. Any other company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

About Channelinsight

Channelinsight’s cloud-based Channel Data Management application and enablement services provides manufacturers with visibility into every distributor, reseller, and end-customer in every transaction, with real time channel information to anticipate changing channel business needs & requirements. Channelinsight collects “raw” POS and inventory data from tens of thousands of channel partners globally 7x24x365, processes over $120 billion in actionable channel information annually, and delivers critical key performance indicators to customers for: available markets, price erosion, real-time channel sales visibility and operational cost reduction. Customers benefiting from this solution include HP, AMD, Corning Life Sciences, ams AG, Fluke Networks, Microsoft and more.

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